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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                  GERALYN DEBUSK OR JEFF ELLIOTT
                                                  Halliburton Investor Relations
                                                                    972-458-8000

                 DAVE & BUSTER'S COMPLETES ACQUISITION OF ASSETS
                              OF CANADIAN LICENSEE

DALLAS, October 8, 2003 -- Dave & Buster's (NYSE: DAB) today announced it has completed the purchase of the business and assets of its Canadian licensee, Funtime Hospitality Corp., for approximately US$3.6 million, plus the assumption of certain liabilities. As previously announced, the transaction terminates Funtime's rights to license and develop Dave & Buster's locations in Canada. The company expects the operations to be immediately accretive to earnings and to contribute approximately $0.02 to $0.04 in earnings per share in the first full year of operations.

About Dave & Buster's

Founded in 1982, Dave & Buster's is one of the country's leading upscale, restaurant/entertainment concepts, with 33 Dave & Buster's locations throughout the United States and Canada. Additionally, Dave & Buster's has international development and license agreements for the Pacific Rim, the Middle East and Mexico. Further information, including the current investor presentation, can be found on the Company's Web site, www.daveandbusters.com.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

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